EXHIBIT 99.1
N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor & Public Relations
(717) 751-3071
mkerr@bonton.com
THE BON-TON STORES, INC. DISCUSSES FISCAL 2008 GUIDANCE
York, PA, October 14, 2008 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that based on fall season sales trends and continued expectations for a soft holiday season, it believes its full-year fiscal 2008 financial results will be at the low end of the previously stated guidance range. Guidance provided on August 20, 2008 for fiscal 2008 diluted earnings per share was in a range of $(0.45) to $(0.95) excluding the write-off of goodwill, and $(1.17) to $(1.67) including the write-off of goodwill. Guidance for EBITDA was in the range of $200 to $213 million.
Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “Given the current economic environment, we expect sales trends to remain soft and margins to be pressured by increasing promotional activity. Therefore, we are guiding to the low end of our guidance range for fiscal 2008. We will continue to closely monitor our sales and the consumer’s reaction to the developing macroeconomic environment.”
Mr. Plowman continued, “As we have previously stated, we believe we have an appropriate capital structure and are positioned to work through the difficult macroeconomic environment to create long-term shareholder value. We ended September with excess borrowing capacity under our revolving credit facility of approximately $241 million, well above the required balance of $75 million. Further, we believe that based upon our results through September and the outlook for the remainder of the year, our Company will generate positive cash flow in fiscal 2008 to reduce debt and increase excess borrowing availability.”
As a reminder Bon-Ton management will be participating in the Wachovia 2008 Consumer Growth Conference in New York City at The Palace Hotel. Bud Bergren, President and Chief Executive Officer, and Keith Plowman are scheduled to present tomorrow, October 15, 2008 at 8:00 a.m. Eastern Time. The presentation will be available through a web broadcast on the Company’s website.
The Bon-Ton Stores, Inc. operates 281 stores, including twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; the ability to reduce SG&A expenses and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
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